Exhibit 3.54

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

KIMBALL HILL HOMES HOUSTON, L.P.

Kimball Hill Homes Houston Operations, L.L.C. (“KHH Houston Operations”), a Texas limited liability company, as general partner, and Kimball Hill Homes Houston Investments, L.L.C. (“KHH Houston Investments”), an Illinois limited liability company, as limited partner, entered into the certain Limited Partnership Agreement effective May 31, 2002, which thereafter was amended by the certain First Amendment dated as of July 15, 2002, the certain Second Amendment dated as of March 17, 2003, the certain Third Amendment dated as of January 27, 2004, the certain Fourth Amendment dated as of May 20, 2004, and the certain Fifth Amendment dated as of December 13, 2005.

KHH Houston Operations and KHH Houston Investments wish to amend and restate the Limited Partnership Agreement of Kimball Hill Homes Houston, L.P. in order to set forth all provisions relating to the Partnership in one document.  Accordingly, KHH Houston Operations (herein along with all subsequently admitted general partners which are admitted in accordance with the terms and conditions of this Agreement and all successors and assigns are called the “General Partner” and the “General Partners”) and KHH Houston Investments (herein along with all subsequently admitted limited partners which are admitted in accordance with the terms and conditions of this Agreement and all successors and assigns are called the “Limited Partner” and the “Limited Partners”), (hereinafter the General Partner and the Limited Partners are collectively called the “Partners”) enter into this Amended and Restated Limited Partnership Agreement as of June 30, 2006.

ARTICLE I

FORMATION

1.1           The parties have formed a limited partnership (the “Partnership”) under and pursuant to the Texas Revised Limited Partnership Act (the “TRLPA”).

1.2           The parties have executed and filed with the Secretary of State of the State of Texas a Certificate of Limited Partnership.  The General Partner is hereby authorized and empowered by the Limited Partners to prepare, execute, file and publish any amended or modified Certificates of Limited Partnership and to take any and all other actions, including without limitation preparing, executing, filing and publishing any other documents, certificates and registrations, as may be necessary or desirable for the Partnership to engage in business in the State of Texas and any other state where the Partnership may engage in business.  Each Limited Partner specifically designates and appoints the General Partner, for and on its behalf, as its attorney for the exclusive purpose of signing and attesting to any and all such documents, certificates and registrations.

1.3           The purposes of the Partnership shall be:

A.           To engage in the business of buying and selling real estate, designing and developing subdivisions and communities, and constructing, marketing and selling single-family homes, townhomes, condominiums and other residential structures;

B.             To engage in any lawful business or activity for which limited partnerships may be formed under the TRLPA as may be determined from time to time by the General Partner, in its sole discretion; it being provided however, that nothing in this Article I is to be construed as authorizing the Partnership to transact any business in any state, or to engage in any activity in any state which cannot lawfully be engaged in by a limited partnership formed, organized and/or registered as the Partnership may be from time to time in such state; and

C.             To engage in such other activities as may be necessary, advisable, or convenient to the promotion or conduct of the business of the Partnership, as may be determined by the General Partner, in its sole discretion.

ARTICLE II

NAME AND PLACE OF BUSINESS

2.1           The name of the Partnership is KIMBALL HILL HOMES HOUSTON, L.P.  The business of the Partnership shall be conducted under such name and under such variations of this name as may be necessary to comply with the law of any state where the Partnership may do business or make investments, including any designations necessary to comply with any registration requirements for limited liability partnerships (the “Partnership Name”).

The General Partner shall promptly execute and duly file with the proper offices in each state in which the Partnership may conduct business one or more certificates as required by the Fictitious Name or Assumed Name Act or similar statute in effect as to each such state in which such business is so conducted.

The Partnership may conduct business under the Partnership Name or any other name which has been properly registered in the state in which the Partnership is conducting business, including assumed names and any required special limited liability partnership designations.

2.2           The principal place of business of the Partnership is located at 8584 Katy Freeway, Suite 200, Houston, Texas 77024, which shall be the principal office in the United States as defined in the TRLPA.  The registered agent of the Partnership is CT Corporation System and the registered office of the Partnership shall be located at 350 North St. Paul Street, Dallas, Texas 75201.  The General Partner from time to time may change the principal office, the registered agent and the registered office of the Partnership and may establish and designate any additional places of business and registered offices as may be desired by the General Partner or as may be required by the laws of any state in which the Partnership may conduct its business by complying with the provisions of the TRLPA and all other applicable laws.

2.3           The name and address of the General Partner of the Partnership are set forth in the attached Exhibit A, which is incorporated by this reference herein.  There are no other general partners of the Partnership and no other person or entity has any right to take part in the active management of the business affairs of the Partnership, except as otherwise provided in this Agreement.

2.4           The name and address of the Limited Partner of the Partnership are set forth in the attached Exhibit A, which is incorporated by this reference herein.  There are no other limited partners of the Partnership.

ARTICLE III

PARTNERSHIP TERM

3.1           The Partnership shall commence as of the date of the filing of the Certificate and the Partnership shall continue in existence until it is terminated, liquidated, or dissolved in accordance with this Agreement or by operation of law.

ARTICLE IV

PARTNER INTERESTS

4.1           The General Partner shall own and hold one percent (1%) of the entire interest in and to the Partnership.

4.2           The Limited Partner shall own and hold ninety-nine percent (99%) of the entire interest in and to the Partnership.

ARTICLE V

CAPITAL CONTRIBUTIONS

5.1           The General Partner has contributed the sum of $99,000.00 to the capital of the Partnership.

5.2           The Limited Partner has contributed the sum of $1,000.00 to the capital of the Partnership.

5.3           Contributions to the capital of the Partnership will not bear or accrue interest in favor of the contributing Partner.

5.4           The Limited Partner shall not be required to make any additional capital contributions.

ARTICLE VI

ALLOCATION OF NET PROFITS AND NET LOSSES

AND DISTRIBUTION OF NET PROFITS

6.1           The General Partner shall allocate net profits and net losses annually. Interest shall not be paid to Partners on contributions of capital to the Partnership.  The amount of net profits and net losses of the Partnership to be allocated to and charged against each Partner for each taxable year of the Partnership shall be determined by the percentage such Partner owns in the Partnership.

6.2           The terms, “net profits” and “net losses” shall mean income or gain of any kind actually received or deemed to be received by the Partnership less deductions (exclusive of non-cash deductions, including but not limited to depreciation), expenditures, or charges actually incurred or deemed to be incurred by the Partnership, including reserves and allocations for reserves, all as determined by the General Partner in its sole discretion.

6.3           Cash, when available, may be distributed by the General Partner to all partners in the same ratio as profits and losses are shared.  Cash distributions from the Partnership may be made by the General Partner to all Partners without regard to the profits or losses of the Partnership from operations; provided, that no cash distributions shall be made which will impair the ability of the Partnership to pay its just debts as they mature.  The General Partner shall determine, in its sole discretion, when, if ever, cash distributions shall be made to the Partners pursuant to the provisions and the tenor of this Agreement.  There shall be no obligation to return to the General Partner or the Limited Partner, or to any one of them, any part of their capital contributed to the Partnership, for so long as the Partnership continues in existence.  No General or Limited Partner shall be entitled to any priority or preference over any other partner as to cash distributions.

ARTICLE VII

PARTNERSHIP PROPERTYAND FISCAL MATTERS

7.1           All real and personal property shall be owned by the Partnership.  A Partner shall have no interest in specific property of the Partnership.  Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

7.2           The Partnership’s books and records and all required income tax returns shall be kept or made on the calendar year basis. The General Partner shall determine whether the cash or accrual method of accounting is to be used in keeping the Partnership records.

7.3           The General Partner shall keep and make available to all Partners, upon reasonable notice, during normal business hours, just and true books of account and all other Partnership records.  The General Partner shall furnish all Partners with a year ending balance sheet for the Partnership and such information as is reasonably necessary for them to complete their federal and state income tax forms, including statements of the net distributable income or loss to each partner from the operation of the Partnership. All of the above duties and services shall be deemed an expense of the Partnership.

7.4           The General Partner shall receive all monies of the Partnership and shall deposit them in one or more Partnership accounts at a bank or other financial institution of the General Partner’s choosing.  All expenditures for Partnership business shall be made by checks drawn against these Partnership accounts.

ARTICLE VIII

MANAGEMENT OF THE PARTNERSHIP

8.1           The General Partner shall have sole authority to manage the business and affairs of the Partnership, which authority shall be delegated as provided in this Agreement.  Subject to the limitations in this Agreement, the General Partner shall have the authority to take any action it deems to be necessary or appropriate in connection with the business and affairs of the Partnership, including without limitation the power and authority to:

A.           Acquire, own, hold, dispose, convey, exchange, lease, convert, grant an option, assign, improve, build, manage, operate, and control real or personal property upon such terms and conditions as the General Partner may, from time to time, determine in its sole discretion;

B.             Finance the Partnership’s activities by borrowing money on behalf of the Partnership from any person, firm or entity for any Partnership purpose on such terms and conditions as the General Partner deems appropriate, and to obligate the Partnership to repay the borrowed money, and to pledge, mortgage, encumber, hypothecate and grant security interests in Partnership properties to secure its payment;

C.             Carry, at the expense of the Partnership, insurance of the kinds and in the amounts that the General Partner deems advisable or make other arrangements for payment of losses or liabilities to protect the Partnership or the Partners, agents, and employees of the Partnership, or persons serving at the request of the Partnership as representatives of another enterprise;

D.            Employ or contract with any individual, attorney, investment adviser, accountant, broker, tax specialist, manager, salesman, or any other agent, and pay reasonable compensation for all services performed by any of them as a Partnership expense;

E.              Employ any individual or entity on behalf of the Partnership and at the Partnership’s expense to help or assist the General Partner in performing its duties;

F.              Employ any individual or entity on behalf of the Partnership and at the Partnership’s expense in connection with the performance of the business of the Partnership;

G.             Delegate all or any of its duties hereunder and contract with any person or entity that the General Partner, in its sole discretion, deems necessary or desirable for the transaction of the business of the Partnership;

H.            Compromise, participate in mediation, submit to arbitration, release with or without consideration, extend time for payment, or otherwise adjust any claims in favor of or against the Partnership;

I.                 Commence or defend any litigation with respect to the Partnership or any Partnership property, at the expense of the Partnership;

J.                Pay or reimburse any and all actual fees, costs and expenses incurred in the formation, organization and operation of the Partnership;

K.            Abandon any Partnership asset that the General Partner deems advisable;

L.              Do all acts, take part in any proceedings, and exercise all rights and privileges as could an absolute owner of Partnership property; and

M.         Take any and all other action which is permitted under the TRLPA or which is customary or reasonably related to the operation, management or conducting of the business or affairs of the Partnership, subject to the limitations expressly stated in this Agreement.  The enumeration of powers in this Agreement shall not limit the general or implied powers of the General Partner or any additional powers provided by law.

N.            Take any and all action required to guarantee the indebtedness of Kimball Hill, Inc. and/or its subsidiaries.

8.2           The General Partner hereby establishes a committee (the “Management Committee”) and delegates to the Management Committee the General Partner’s full power and authority to represent the Partnership, to act in the name of the Partnership and to manage the business of the Partnership, including without limitation the powers and authorities set forth in Section 8.1 of this Agreement.  Further, the General Partner hereby authorizes the Management Committee to delegate its powers and authorities to the officers or other managers of the Partnership.  In addition, the officers of the Partnership described in Section 8.5 shall have the powers and authorities set forth therein.  The officers of the Partnership shall conduct the business operations and activities of the Partnership in a manner consistent with the policies adopted from time to time by the Management Committee.

8.3           The Management Committee shall consist of three persons (“Management Committee Members”), who shall be appointed from time to time by the General Partner.  Each Management Committee Member shall hold office until his successor shall have been appointed by the General Partner.  Management Committee Members need not be residents of Texas.  Any vacancy occurring in the Management Committee shall be filled by the General Partner.

8.4           The Management Committee shall meet at such times and places as a majority of the Management Committee Members may designate from time to time.  Notice of any meeting shall be given at least five days previous thereto by written notice mailed or telefaxed to each Management Committee Member at his business address, unless the giving of such notice is waived by such Management Committee Member.  The attendance of a Management Committee Member at any meeting shall constitute a waiver of notice of such meeting.  Neither the business to be transacted at, nor the purpose of, any meeting of the Management Committee need be specified in the notice or waiver of notice of such meeting.

8.5           A majority of the Management Committee shall constitute a quorum for transaction of business at any meeting of the Management Committee.  The act of the majority of the Management Committee Members present at a meeting at which a quorum is present shall be the act of the Management Committee.  Any action which may be taken at a meeting of the Management Committee may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by all the Management Committee Members.  Any written consent signed by all the Management Committee Members shall have the same effect as a unanimous vote, and may be stated as such in any document reflecting action taken by the Management Committee.

8.6           The officers of the Partnership shall be a chairman and chief executive officer, one or more vice chairmen, a president, one or more vice-presidents, a chief financial officer, a treasurer, a secretary, one or more assistant treasurers and assistant secretaries, and such other officers as may be elected or appointed from time to time by the Management Committee.  Any two or more offices may be held by the same person.  Each officer shall hold office until his successor shall have been duly elected or until his death or until he shall resign or shall have been removed by the Management Committee.  Election of an officer shall not of itself create contract rights.  Each officer shall have the power and authority, in his sole discretion, to delegate any and all of his duties and responsibilities as an officer of the Partnership.

(a)           Chairman and Chief Executive Officer.  Subject to the direction and control of the Management Committee, the chairman and chief executive officer shall be the chief executive officer of the Partnership and shall have the following general duties and responsibilities:  be in charge of the business of the Partnership: see that the resolutions and directions of the Management Committee are carried into effect except in those instances in which that responsibility is specifically assigned to some other person by the Management Committee; and, in general, discharge all duties incident to the office of chairman and such other duties as may be prescribed by the Management Committee from time to time.  The chairman shall preside at all meetings of the Management Committee.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, the chairman may execute for the Partnership any contracts, deeds, mortgages, bonds, or other instruments which the Management Committee has authorized to be executed.

(b)           Vice Chairmen.  The vice chairman (or vice chairmen) shall assist the chairman in the discharge of his duties as the chairman may direct and shall perform such other duties as from time to time may be assigned to him by the chairman or by the Management Committee.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, each vice chairman may execute for the Partnership any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

(c)           President.  The president shall assist the chairman in the discharge of the chairman’s duties as the chairman may direct and shall perform such other duties as from time to time may be assigned to him by the chairman or by the Management Committee.  In the absence of the chairman or in the event of his inability or refusal to act, the president shall perform the duties of the chairman, and when so acting, shall have all the powers of the chairman.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, the president may execute for the Partnership any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

(d)           Vice Presidents.  Each of the vice-presidents shall assist the president in the discharge of the president’s duties as the president may direct and shall perform such other duties as from time to time may be assigned to him by the chairman, the president or the Management Committee.  In the absence of the president or in the event of his inability or refusal to act, the vice-presidents in the order of seniority of tenure as vice-president shall perform the duties of the president, and when so acting, shall have all the powers of the president.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, each of the vice-presidents may execute for the Partnership any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

(e)           Chief Financial Officer.  The chief financial officer shall be the principal financial and accounting officer of the Partnership.  He shall have charge of and be responsible for the maintenance of adequate books of account for the Partnership, have charge and custody of all funds and securities of the Partnership and be responsible for the receipt and disbursement thereof, and perform all the duties incident to the office of chief financial officer and such other duties as from time to time may be assigned to him by the chairman or the Management Committee.

(f)            Treasurer.  The treasurer shall be responsible for the Partnership’s cash management systems and procedures and the Partnership’s banking and finance relationships with lenders and investors, and shall perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chairman or the Management Committee.

(g)           Secretary.  The secretary shall record the minutes of Management Committee meetings or actions taken by unanimous consent of the Management Committee, be custodian of the Partnership’s records, sign with the chairman or the president or a vice-president or any other officer authorized by the Management Committee any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed, except when a different mode of execution is expressly prescribed by the Management Committee, and perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chairman, the president or the Management Committee.

(h)           Assistant Treasurers.  The assistant treasurers shall perform such duties as shall be assigned to them by the chief financial officer, the treasurer, the chairman, the president or the Management Committee.

(i)            Assistant Secretaries.  The assistant secretaries shall perform such duties as shall be assigned to them by the secretary, the chairman, the president or the Management Committee.

8.7           The Management Committee may authorize any officer, manager or employee of the Partnership to enter into any contract, including without limitation contracts to borrow money, and to execute and deliver any instrument, including without limitation promissory notes and other evidences of indebtedness, in the name of and on behalf of the Partnership, and such authority may be general or confined to specific instances.

ARTICLE IX

GENERAL RESPONSIBILITIES

9.1           A Partner may lend money to and otherwise transact business with the Partnership and has the same rights and obligations relating to those matters as a person who is not a Partner, except as otherwise provided by this Agreement and any applicable law.

9.2           As long as the Partnership is in existence, and except as otherwise provided in this Agreement or with the prior written consent of all Partners, no Partner shall:

A.           Do any act in violation of this Agreement;

B.             Do any act with the intention of harming the business of the Partnership; or

C.             Do any act that would make it impossible or unnecessarily difficult to carry on the intended or ordinary business of the Partnership.

9.3           The General Partner, the Management Committee and the officers of the Partnership shall exercise ordinary business judgment in managing the affairs of the Partnership. Always, unless actual fraud shall be involved, the General Partner shall not be liable or obligated to the Limited Partner and the Management Committee and the officers of the Partnership shall not be liable or obligated to the Partners for any mistake of fact or judgment made in operating the business of the Partnership which results in any loss to the Partnership or its Partners.  Neither the General Partner nor the Management Committee nor the officers of the Partnership in any way guarantees the return of the Limited Partner’s capital or a profit from the operation of the Partnership or shall be responsible to any Partner because of a loss of investment or a loss from operations, unless it shall have been occasioned by actual fraud.

9.4           The General Partner shall be entitled to reimbursement for any expenses it advances for Partnership business.

9.5           Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action to be taken is signed by all Partners entitled to vote.  This consent shall have the same force as a unanimous vote of the Partners.  The original signed consents shall be placed in the Partnership minute book and kept with the Partnership records.

9.6           General Partners.

A.           The General Partner ceases to be a General Partner, and is deemed to have withdrawn from the Partnership, on the occurrence of any of the following events (“Event of Withdrawal”) relating to the General Partner occurring subsequent to the date of this Agreement:

1.               The General Partner’s giving sixty (60) days written notice of withdrawal to all other Partners;

2.               The General Partner’s assignment of all rights as a General Partner;

3.               Removal of the General Partner as provided in this Agreement;

4.               The General Partner’s making a general assignment for the benefit of creditors;

5.               The General Partner’s filing of a voluntary bankruptcy petition;

6.               The General Partner’s becoming the subject of an order for relief or being declared insolvent in any federal or state bankruptcy or insolvency proceeding;

7.               The General Partner’s filing of a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law;

8.               The General Partner’s seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of all or any substantial part of its assets;

9.               Expiration of one hundred twenty (120) days after the commencement of a proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law if the proceeding has not been previously dismissed;

10.         Expiration of ninety (90) days after the date of the appointment, without the General Partner’s consent or acquiescence, of a trustee, receiver, or liquidator of all or any substantial part of its properties if the appointment has not previously been vacated or stayed; and

11.         Conviction or plea of nolo contendere or its equivalent on any felony or any crime related to the Partnership.

B.             The General Partner shall notify the other Partners within thirty (30) days after the occurrence of an event of withdrawal involving the passage of a period of time specified in Section 9.7(A).

C.             Regardless of the provisions in Section 9.7(A), the General Partner may, at its option, continue to be a General Partner if all Partners consent in writing.

9.8           The General Partner may be removed by the affirmative vote of the Limited Partner. The written notice of the General Partner’s removal shall be served upon it by certified mail.  Said notice shall set forth the day on which said removal is to be effective, which date shall not be less than thirty (30) days after service of said notice on the General Partner.  Upon the removal of the General Partner, the Limited Partner shall elect a new General Partner.  The removal of the General Partner shall cause its interest to be converted to a Limited Partnership interest subject to the provisions of this Agreement.

9.9           The Limited Partner shall not have the obligation or the right to participate in the control of the Partnership business.  The Limited Partner shall not do any act, deed, or thing that will cause it to be classified as a general partner of the Partnership.  However, a Limited Partner may:

A.           Consult with or advise a General Partner on any matter, including the business of the Partnership;

B.             Call, request, attend, or participate in a meeting of the Partners;

C.             Wind up the Partnership as provided by this Agreement or by law;

D.            Take any action required or permitted by law to bring or pursue a derivative action on behalf of the Partnership;

E.              Propose, approve, or disapprove, by vote or otherwise, the following types of Partnership decisions:

1.               The dissolution and winding up of the Partnership;

2.               The sale, exchange, lease, assignment or other transfer of all or substantially all of the assets of the Partnership;

3.               A change in the nature of the business of the Partnership;

4.               The admission, removal, or retention of the General Partner or a Limited Partner;

5.               An amendment to this Agreement or the Certificate of Limited Partnership;

6.               Indemnification of the General Partner; and

7.               Exercising a right or power granted or permitted to limited partners by law.

ARTICLE X

LIABILITIES AND INDEMNIFICATION

10.1         The General Partner shall be liable for the debts and obligations of the Partnership.  The Limited Partner shall not be liable for the debts and obligations of the Partnership or for any Partnership liabilities or losses beyond the amount of its capital contributions required under Article V of this Agreement.

10.2         The Partnership shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Partnership) by reason of the fact that he is or was a Partner, Management Committee Member, officer, employee or agent of the Partnership (collectively, an “Action”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any Action by judgment or settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Partnership, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

10.3         Any indemnification under Section 10.2 shall be limited by the provisions of the TRLPA and shall be made by the Partnership only as authorized in the specific case upon a determination that indemnification of the Partner, Management Committee Member, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein.  Such determination shall be made (a) by the Management Committee by a majority vote of a quorum consisting of Management Committee Members who are not parties to such Action, or (b) if directed by the Management Committee, by independent legal counsel in a written opinion.  Notwithstanding the foregoing, to the extent that a Partner, Management Committee Member, officer, employee or agent of the Partnership has been successful on the merits or otherwise in defense of any Action, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

10.4         Expenses (including attorneys’ fees) actually and reasonably incurred by a Partner, Management Committee Member, officer, employee or agent of the Partnership in connection with the defense or disposition of any Action may be paid from time to time by the Partnership in advance of the final disposition thereof upon receipt of (a) an affidavit by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 10.2, and (b) an undertaking by such person to repay to the Partnership the amounts so paid if it is ultimately determined that he is not entitled to indemnification as authorized in Section 10.2, which undertaking may be accepted by the Partnership without reference to the financial ability of such person to make repayment.

10.5         If both the Partnership and any person to be indemnified are parties to an Action, legal counsel representing the Partnership therein may, at the request of such person, also represent such person (unless such dual representation would involve such legal counsel in a conflict of interest in violation of applicable law or principles of professional ethics), and the Partnership shall pay all fees and expenses of such legal counsel incurred during the period of dual representation other than those, if any, that would not have been incurred if legal counsel were representing only the Partnership.  Any allocation of fees and expenses between the Partnership and such person made by legal counsel shall be final and binding upon the Partnership and such person.

10.6         The indemnification and advancement of expenses provided in this Article X shall not be deemed exclusive of any other rights to which a Partner, Management Committee Member, officer, employee or agent of the Partnership may be entitled under any contract, agreement or otherwise, both as to action in his official capacity and as to action in another capacity while holding such position or office, and shall continue as to a person who has ceased to be a Partner, Management Committee Member, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

10.7         The Partnership shall have power to purchase and maintain insurance on behalf of any person who is or was a Partner, Management Committee Member, officer, employee or agent of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Partnership would have the power to indemnify him against such liability under the provisions of this Article X.

ARTICLE XI

TRANSFER OF PARTNERSHIP INTEREST

11.1         The Limited Partner shall not sell, assign, transfer, encumber, or otherwise dispose of any interest in the Partnership without the written consent of the General Partner.

11.2         The Limited Partner may not withdraw from the Partnership prior to the dissolution and winding up of the Partnership.

ARTICLE XII

DISSOLUTION AND WINDING-UP OF PARTNERSHIP

12.1         The Partnership shall be dissolved upon the first of any of the following events to occur:

A.           The resignation, withdrawal or removal of the General Partner or the legal termination of the General Partner; the assignment for the benefit of creditors, bankruptcy, or legal incapacity of the General Partner; or the voluntary institution or filing of any proceeding or petition in bankruptcy by the General Partner; provided, however, that the business of the Partnership may be continued pursuant to Section 12.2;

B.             The expiration of the term of the Partnership;

C.             The sale, transfer, or other disposition of all of the assets of the Partnership; or

D.            Any other event which must, by law, cause a dissolution of a limited partnership.

12.2         Promptly after the occurrence of any of the events set forth in Section 12.1, the General Partner or its trustee, receiver, or successor (hereinafter called the “Liquidator”) (or if there is not a General Partner, a person designated by the Limited Partner shall:

A.           Cause the cancellation of the Certificate of Limited Partnership;

B.             Take full account of the Partnership’s assets and liabilities;

C.             Cause the assets to be liquidated as promptly as is consistent with obtaining the fair value thereof; and

D.            Apply and distribute the proceeds therefrom, to the extent sufficient to pay the Partnership’s obligations with respect thereto, in the following order:

1.               First, to the payment and discharge of all of the Partnership’s debts and liabilities to persons or entities other than Partners and the expenses of liquidation;

2.               Second, to the payment and discharge of any loans and advances made by former Partners who withdrew or were removed prior to the occurrence of the event specified in Section 12.1 of this Agreement;

3.               Third, to the payment and discharge of any loans and advances made by Partners to the Partnership;

4.               Fourth, to the payment of the Partners’ income accounts (exclusive of any income attributable to the sale of the Property), in the following order:  (a) to the Limited Partner pursuant to Section 6.1(A); and (b) to the Partners pursuant to Section 6.1(B).

5.               Fifth, to the payment of the capital accounts of the Partners, in the following order:  (a) to the Limited Partner to the extent of the balances in its capital account; and (b) the balance, if any, to be divided amongst the Partners based upon each Partner’s proportionate share of interest in the Partnership.

12.3         Notwithstanding the provisions of Section 12.2, if, on winding-up of the Partnership, the Liquidator shall determine that an immediate sale of part or all of the Partnership’s assets would cause undue loss to the Partners, the Liquidator may, in order to avoid such losses, either:

A.           Defer the liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy debts and liabilities of the Partnership (other than those to Partners); or

B.             Distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions, undivided interests in any Partnership assets, and liquidate only such assets as are necessary in order to pay the debts and liabilities of the Partnership (other than those to Partners).

ARTICLE XIII

MISCELLANEOUS

13.1         This Agreement shall not be amended or modified except in a written instrument executed by the General Partner and the Limited Partner.

13.2         Except as may be otherwise specifically provided in this Agreement, all notices required or permitted in this Agreement shall be in writing and shall be effective three (3) calendar days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, properly addressed to the intended recipient at the address shown in the Partnership records.  Notice given in any other manner shall be effective only if and when received by the addressee.  A Partner may change its address by giving notice to the General Partner as provided in this paragraph.

13.3         This Agreement shall be construed in accordance with the laws of the State of Texas.

13.4         The Partners shall execute any other instruments that are or may become necessary, appropriate, or convenient to carry out the business of the Partnership.  A Partner may execute any instrument related to the Partnership by means of a power of attorney if an original executed copy of the power of attorney is provided to the General Partner to be kept with the Partnership records.

13.5         Any headings used in this Agreement are used for convenience and shall not be considered in construing the terms of this Agreement.

13.6         This Agreement shall be binding upon and inure to the benefit of the parties who execute this Agreement and their respective heirs, executors, administrators, legal representatives, successors, and assigns except as otherwise provided in this Agreement. The death, disability, or other change in circumstances relating to a Partner shall not affect the rights and obligations of the Partner or the Partner’s legal representative or successor.

13.7         This Agreement contains the entire agreement between the Partners and supersedes any prior understandings or written or oral agreements between the parties relating to the subject matter of this Agreement, except as may be otherwise provided in this Agreement. The Partners acknowledge that they are entering into this Agreement after having conducted an independent investigation of the Partnership and the Partnership business and that they are not relying upon any representation by any Partner or the Partnership.

13.8         If any of the provisions in this Agreement is held to be invalid, illegal, or unenforceable in any respect for any reason, such invalidity, illegality, or unenforceability shall not affect any other provision and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had not been included in the Agreement.

13.9         If there is any action, suit, arbitration, or other proceeding between Partners relating to the Partnership, or between the Partnership and one or more Partners relating to the Partnership business, the prevailing party shall be entitled to recover reasonable attorneys’ fees in addition to any other relief ordered.

13.10       This Partnership Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original for all purposes.

13.11       Wherever the context requires, all words in this Agreement in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

IN WITNESS WHEREOF, the parties have entered into this Amended and Restated Partnership Agreement as of June 30, 2006.

GENERAL PARTNER:

KIMBALL HILL HOMES HOUSTON OPERATIONS, L.L.C., a Texas limited liability company

By:	/s/ David K. Hill
David K. Hill, its Manager

LIMITED PARTNER:

KIMBALL HILL HOMES HOUSTON INVESTMENTS, L.L.C., an Illinois limited liability company

By:	/s/ David K. Hill
David K. Hill, its Manager

EXHIBIT A

GENERAL PARTNER

Name	Address

Kimball Hill Homes Houston Operations, L.L.C.	8584 Katy Freeway
Suite 200
Houston, TX 77024

LIMITED PARTNER

Name	Address

Kimball Hill Homes Houston Investments, L.L.C.	5999 New Wilke Road
Suite 504
Rolling Meadows, IL 60008